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Wilmington, DE 19808
800-927-9800
302-636-5454 (Fax)

Matter#	.	**Order#**	942072-5
Project Id :		**Order Date**	06/11/2007

Entity Name :	POINT ACQUISITION CORPORATION
Jurisdiction :	NV-Secretary of State
Request for :	Amendment/Correction/Restated/Designation Filing
File# :	E0380702006-3
File date :	06/11/2007
Result :	Filed

Ordered by YINGLEE TSENG at THELEN REID BROWN RAYSMAN & STEINER LLP

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STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Filing Acknowledgement

June 11, 2007

Job Number	Corporation Number	
C20070611-1419	E0380702006-3	
Filing Description	**Document Filing Number**	**Date/Time of Filing**
Amendment	20070401555-69	June 11, 2007 11:46:36 AM

Corporation Name	Resident Agent
CHINA MINERALS TECHNOLOGIES, INC.	UNITED CORPORATE SERVICES, INC.

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recordings Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

ROSS MILLER
Secretary of State

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Filed in the office of	Document Number 20070401555-69
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/11/2007 11:46 AM
	Entity Number E0380702006-3

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Point Acquisition Corporation

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 is hereby amended to read:

"Name of Corporation: China Minerals Technologies, Inc."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the* articles of incorporation have voted in favor of the amendment is: 70.5%

4. Effective date of filing (optional): (must not be later than 90 days after the certificate is filed)

5. Officer Signature (**Required**): X 张顺贤

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.